Contact: Christine Taylor
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M & F WORLDWIDE CORPORATION
REPORTS INCOME FOR 2006 FIRST QUARTER

New York, NY – May 5, 2006 – M & F Worldwide Corp. (NYSE: MFW - News), today reported results for the first quarter ended March 31, 2006.

Net revenues for the first quarter of 2006 were $187.2 million, as compared to $24.1 million in the first quarter of 2005. The Company's revenues increased by $163.1 million in the 2006 quarter primarily as a result of the Clarke American acquisition which accounted for $162.9 million of the increase. Net income was $10.4 million for the first quarter 2006, as compared to $6.3 million for the first quarter 2005, an increase in net income of $4.1 million over the prior year period. This increase is primarily due to the acquisition of Clarke American, which accounted for $6.4 million of the increase, partially offset by interest on Mafco Worldwide's long-term debt incurred in connection with the acquisition of Clarke American. Basic earnings per common share were $0.53 in the first quarter of 2006 and $0.33 in the first quarter of 2005. Diluted earnings per common share were $0.52 in the first quarter of 2006 and $0.31 in the first quarter of 2005.

Licorice Products Segment

Revenues from the Licorice Products segment operated by Mafco Worldwide increased by $0.2 million, or 0.8%, to $24.3 million in the 2006 period from $24.1 million in the 2005 period. This increase was primarily due to an increase in sales to the worldwide tobacco industry of $0.2 million and increased revenues from Magnasweet and licorice derivatives of $0.4 million, offset by a decline in revenues from sales to confectionary and other licorice customers of $0.4 million. Operating income was $9.1 million in the 2006 period versus $9.6 million in the 2005 period. The decrease in operating income of $0.5 million was due to an increase in energy and other manufacturing costs and increased professional fees in the 2006 period.

Financial Institution and Direct to Consumer Segments

Revenues and operating income for the Financial Institution segment included in the first quarter of 2006 were $136.6 million and $22.1 million, respectively. Revenues and operating income for the Direct to Consumer segment included in the first quarter of 2006 were $26.3 million and $3.0 million, respectively. In addition, M & F Worldwide's operating income for the first quarter reflects a non-recurring $1.3 million fair value adjustment to inventory recorded in the purchase accounting for the acquisition of Clarke American.

About M & F Worldwide

M & F Worldwide has two business lines, which are operated by Mafco Worldwide and Clarke American. Mafco Worldwide's business is the production of licorice products for sale to the tobacco, food, pharmaceutical and confectionery industries (which is the Company's Licorice Products segment). Clarke American's business is providing checks, check-related products and direct marketing services. Clarke American's business consists of two segments: the Financial Institution segment, which is focused on financial institution clients and their customers, and the Direct to Consumer segment, which is focused on individual customers. For more information on Clarke American, please see the Clarke American press release dated May 5, 2006.

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This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. M & F Worldwide's actual results may differ materially from those discussed in such forward-looking statements. In addition to factors described in M & F Worldwide's Securities and Exchange Commission filings and others (including in the Risk Factors set forth in the Annual Report Form 10-K of M & F Worldwide filed with the Securities and Exchange Commission on March 15, 2006), the following factors could cause M & F Worldwide's actual results to differ materially from those expressed in any forward-looking statements made by M & F Worldwide: (a) economic, climatic or political conditions in countries in which Mafco Worldwide sources licorice root; (b) economic, regulatory or political conditions that have an impact on the worldwide tobacco industry or on the consumption of tobacco products in which licorice products are used; (c) the failure of third parties to make full and timely payment to M & F Worldwide for environmental, asbestos, tax and other matters for which M & F Worldwide is entitled to indemnification; (d) the maturity of the principal industry in which Clarke American operates and trends in the paper check industry, including a faster than anticipated decline in check usage due to increasing use of alternative payment methods and other factors; (e) consolidation among financial institutions and other adverse changes among the large clients on which Clarke American depends, resulting in decreased revenues; (f) lower than expected cash flow from operations; (g) significant increases in interest rates; (h) unfavorable foreign currency fluctuations; and (i) the Company's substantial indebtedness. M & F Worldwide assumes no responsibility to update the forward-looking statements contained in this release.

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M & F Worldwide Corp. and Subsidiaries

Consolidated Statements of Income
(in millions, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2006	2005
Net revenues	$187.2	$24.1
Cost of revenues	112.6	11.5
Gross profit	74.6	12.6
Selling, general and administrative expenses	41.4	4.0
Operating income	33.2	8.6
Interest income	0.5	0.6
Interest expense	(16.7)	—
Other income (expense), net	—	0.9
Income before income taxes	17.0	10.1
Provision for income taxes	(6.6)	(3.8)
Net income	$10.4	$6.3

Earnings per common share:
Basic	$0.53	$0.33
Diluted	$0.52	$0.31